Filed Pursuant to Rule 424(b)(3)
Registration No. 333-293181
PROSPECTUS

4,279,325 Shares of Common Stock Offered by the Selling Stockholders
This prospectus (“prospectus”) relates to the offer and resale from time to time by the selling stockholders identified in this prospectus under the caption “Selling Stockholders” (the “selling stockholders”), including their permitted pledgees, assignees, donees, transferees or successor-in-interest, of (i) up to 994,537 shares of common stock, $0.0001 par value per share (“common stock”) issuable upon the exercise of pre-funded common stock purchase warrants issued to Armistice Capital Master Fund Ltd. (“Armistice”) on January 30, 2026 (“January 2026 Pre-Funded Warrants”) in a private placement (the “Private Placement”); and (ii) up to 3,236,244 shares of our common stock, par value $0.0001 per share (“common stock”), issuable upon the exercise of common stock purchase warrants issued to Armistice on January 30, 2026 (a) of which 1,989,074 (the “Private Placement Warrants”) were issued as part of the Private Placement and (b) 1,247,170 (the “January Inducement Warrants” and together with the Private Placement Warrants, the “January 2026 Warrants”) were issued in a private offering (the “Warrant Inducement Offering”) pursuant to a Warrant Inducement Letter, dated January 29, 2026 (the “Inducement Agreement”), between us and Armistice, pursuant to which Armistice agreed to exercise in cash previously issued warrants to purchase 623,585 shares of common stock (the “Prior Warrants”) at a reduced exercise price of $2.84 per share in exchange for the issuance of the January Inducement Warrants.
Each January 2026 Pre-Funded Warrant has a perpetual term and is exercisable for a nominal exercise price of $0.0001 per share. Each January 2026 Warrant is exercisable at any time and from time to time to purchase one share of our common stock until the fifth anniversary of the effective date of the registration statement of which this prospectus forms a part, at an exercise price of $2.84 per share, subject to customary adjustments for stock splits, reorganizations, and recapitalizations. The January 2026 Pre-Funded Warrants and the January 2026 Warrants provide that the holder may not exercise any portion of the January 2026 Pre-Funded Warrant or the January 2026 Warrants to the extent that the holder and its affiliates would beneficially own more than 4.99% of our outstanding common stock immediately after such exercise, except that the holder may increase such beneficial ownership limitation to 9.99% upon at least 61 days’ prior notice to us.
This prospectus also relates to the offer and resale from time to time of up to 48,544 shares of common stock issuable upon the exercise of common stock purchase warrants issued to the Company’s placement agent or its designees on January 30, 2026 (the “January PA Warrants,” and together with the January Pre-Funded Warrants and the January 2026 Warrants, the “Warrants”) in connection with the Private Placement and the Warrant Inducement Offering. The January PA Warrants have substantially the same terms as the January 2026 Warrants, except that the January PA Warrants have an exercise price of $5.0985 per share.).
We are registering a total of 4,279,325 shares of our common stock on behalf of the selling stockholders or their permitted pledgees, assignees, donees, transferees or successors-in-interest pursuant to a Registration Rights Agreement, dated as of January 29, 2026, by and among us and the selling stockholders (the “Registration Rights Agreement”). The selling stockholders or their permitted pledgees, assignees, donees, transferees or successors-in-interest may offer, sell or distribute the shares of our common stock in a number of different ways and at varying prices. We provide more information about how the selling stockholders may offer, sell or distribute the shares of our common stock in the section of this prospectus titled “Plan of Distribution.”
We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. However, we will receive proceeds upon the cash exercise of any Warrants. See “Use of Proceeds” for more information.
We cannot predict when or in what amounts, if any, the Warrants will be exercised. We have paid or will pay the fees and expenses incident to the registration of the shares of our common stock for sale by the selling stockholders. The selling stockholders will bear all commissions, discounts, brokerage fees and similar expenses, if any, attributable to their sales of shares of our common stock.
Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “NUWE.” On January 30, 2026, the last reported sale price of our common stock as reported on Nasdaq was $3.77 per share.
We are a “smaller reporting company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. See “Prospectus Summary - Implications of Being a Smaller Reporting Company.” This prospectus complies with the requirements that apply to an issuer that is a smaller reporting company.
An investment in our shares of common stock involves a high degree of risk. Before making any investment decision, you should carefully read the discussion of the material risks of investing in our shares of common stock in “Risk Factors” beginning on page 5 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is February 9, 2026

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling stockholders named in this prospectus may, from time to time, sell or otherwise distribute the shares of common stock offered by them as described in the section titled “Plan of Distribution” beginning on page 13 of this prospectus. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders; however, we will receive proceeds from the exercise of any July Warrants for cash. You should read this prospectus together with the more detailed information regarding the Company, our common stock, and our financial statements and notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate in this prospectus by reference, which we describe under the heading “Where You Can Find More Information.”
Neither we nor the selling stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are offering to sell, and seeking offers to buy, shares of their common stock only in jurisdictions where it is lawful to do so.
We may also provide a prospectus supplement or post-effective amendment to the Registration Statement to add information to, or update or change information contained in, this prospectus. You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information from that contained in, or incorporated by reference in, this prospectus. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the shares of common stock in any jurisdiction in which such an offer or solicitation relating to the shares of common stock is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the shares of common stock if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.
In this prospectus, we frequently use the terms “we,” “our,” “us,” “Nuwellis”, “Registrant,” and the “Company” to refer to Nuwellis, Inc.
All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before deciding to invest in our shares of common stock, you should read this entire prospectus and the documents incorporated by reference herein and therein carefully, including our financial statements and related notes, the information in the section “Risk Factors,” “Where You Can Find More Information,” and “Incorporation of Certain Documents by Reference.”
Company Overview
We are a commercial-stage medical technology company dedicated to transforming the lives of patients suffering from fluid overload through science, collaboration, and innovative technology. The Company is focused on developing, manufacturing, and commercializing medical devices used in ultrafiltration therapy, principally marketed as the Aquadex SmartFlow systems (collectively the “Aquadex System”). The Aquadex SmartFlow system is indicated for temporary (up to eight hours) or extended (longer than 8 hours in patients who require hospitalization) use in adult and pediatric patients weighing 20 kg or more whose fluid overload is unresponsive to medical management, including diuretics.
Corporate Information
Nuwellis, Inc. was incorporated under the laws of the state of Delaware on August 22, 2002. We began operating our business in November 1999 through Sunshine Heart Company Pty Limited, which dissolved as a wholly owned Australian subsidiary of Nuwellis, Inc in 2020. Our principal executive offices are located at 12988 Valley View Road, Eden Prairie, Minnesota 55344, and our telephone number is (952) 345-4200. Our website address is www.nuwellis.com. The information on, or that may be accessed through, our website is not incorporated by reference into and should not be considered a part of this prospectus or the registration statement of which it forms a part. All share and per share amounts for all periods presented in this prospectus and the registration statement of which it forms a part have been retroactively adjusted to reflect the reverse stock splits we previously effected, including the most recent reverse stock split effected on July 3, 2025.
Implications of Being a Smaller Reporting Company
We are a “smaller reporting company”, as defined in Rule 12b-2 of the Exchange Act, meaning that the market value of our shares held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our shares held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our shares held by non-affiliates is less than $700 million. As a smaller reporting company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation. Additionally, as a smaller reporting company, we may continue to take advantage of the exception from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended. If investors consider our Common Stock less attractive as a result of our election to use the scaled-back disclosure permitted for smaller reporting companies, there may be a less active trading market for our Common Stock and our share price may be more volatile.

THE OFFERING
Issuer
Nuwellis, Inc.
Common stock offered by the selling stockholders
Up to 4,279,325 shares of our common stock consisting of (i) 994,537 shares of common stock issuable upon the exercise of the January 2026 Pre-Funded Warrants (ii) 3,236,244 shares of common stock issuable upon the exercise of the January 2026 Warrants and (iii) 48,544 shares of common stock issuable upon the exercise of the January PA Warrants.
Common Stock outstanding after this offering
6,863,894 shares, assuming all of the Warrants are exercised.
Terms of the offering
The selling stockholders will determine when and how they will dispose of the shares of our common stock registered for under this prospectus for resale. For additional information, see “Plan of Distribution” beginning on page 13 of this prospectus.
Use of proceeds
We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. However, we will receive the proceeds of any cash exercise of the Warrants. If all of the Warrants are exercised for cash, we will receive net proceeds of approximately $13.0 million. We intend to use the net proceeds from any cash exercise of the Warrants for working capital and general corporate purposes. See “Use of Proceeds.”
Risk Factors
See “Risk Factors” and other information appearing elsewhere in this prospectus for a discussion of risk factors you should carefully consider before deciding whether to invest in our shares of common stock.
Market and trading symbol
Our common stock is listed on the Nasdaq Capital Market under the symbol “NUWE.”
Except as otherwise indicated, all information in this prospectus is based on 1,873,892 shares of common stock outstanding as of January 31, 2026 and excludes the following:
•	4,446 shares of our common stock issuable upon the exercise of outstanding stock options, having a weighted average exercise price of $47.63 per share;
•	4,990,002 shares of our common stock issuable upon the exercise of outstanding warrants with a weighted-average exercise price of $5.61 per share;
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10,719 shares of our common stock issuable upon the conversion of the 27 outstanding shares of our Series F Convertible Redeemable Preferred Stock, par value $0.0001 per share (the “Series F Convertible Preferred Stock”);

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13,498 shares of our common stock issuable upon the conversion of the 34 outstanding shares of our Series F-1 Convertible Redeemable Preferred Stock, par value $0.0001 per share (the “Series F-1 Convertible Preferred Stock”);

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81 shares of our common stock issuable upon the conversion of the 137 outstanding shares of our Series J Convertible Redeemable Preferred Stock, par value $0.0001 per share (the “Series J Convertible Preferred Stock”);

•	582 shares of our common stock issuable upon conversion of 47 Series J Convertible Preferred Stock issuable upon the exercise of warrants outstanding; and

•	35,130 shares of our common stock reserved for future issuance under our equity incentive plans.
To the extent that additional shares of common stock are issued upon the exercise of outstanding options or warrants, or the conversion of our outstanding Series F Convertible Preferred Stock, Series F-1 Convertible Preferred Stock, Series J Convertible Preferred Stock, or the vesting of restricted stock units or additional grants are made pursuant to our equity incentive plans, there may be dilution to new investors. All share and per share amounts for all periods presented in this prospectus and the registration statement of which it forms a part have been retroactively adjusted to reflect the reverse stock splits we previously effected, including the most recent reverse stock split effected on July 3, 2025.

RISK FACTORS
An investment in our shares of common stock involves a high degree of risk. You should consider carefully the risks described below, together with all of the other information included or incorporated by reference in this prospectus, including the risks and uncertainties discussed under Risk Factors” in our Annual Report on Form 10-K for our most recently completed fiscal year, in any Quarterly Reports on Form 10-Q that have been filed since our most recent Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Reports on Form 10-Q for the periods ended March 31, 2025, June 30, 2025 and September 30, 2025, which is incorporated by reference and the other information in this prospectus and in any other documents that we file (not furnish) with the SEC under the Exchange Act. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually materialize, our business, prospects, financial condition, and results of operations could be seriously harmed. This could cause the trading price of our common stock and the value of the warrants to decline, resulting in a loss of all or part of your investment.
The market price of our common stock may not exceed the respective exercise prices of the Warrants, and the Warrants may not be exercised for cash.
The exercise price of the January 2026 Warrants is $2.84 per share and the exercise price of the January PA Warrants is $5.0985 per share. If the market price of our common stock does not exceed the exercise prices of the January 2026 Warrants or the January PA Warrants during the respective exercise periods, holders of these warrants will be unlikely to exercise such warrants for cash. As a result, we may not receive any cash proceeds from the exercise of the January 2026 Warrants or the January PA Warrants, which could adversely affect our liquidity and capital resources.
Sales of a substantial number of shares by the selling stockholders could adversely affect the market price of our common stock.
The selling stockholders may sell a significant number of shares of our common stock into the public market. Such sales, or the perception that such sales may occur, could adversely affect the market price of our common stock or increase volatility. The selling stockholders are not restricted as to the timing or amount of sales, and we cannot predict the effect that such sales may have on the trading price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, and the documents that we have filed with the SEC that are incorporated by reference, contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking uncertainties. In some cases, you can identify forward-looking statements by the use of words or phrases such as “anticipates,” “could,” “would,” “should,” “will,” “would,” “may,” “might,” “potential,” “contemplates,” “estimates,” “plans,” “seeks,” “projects,” “predicts,” “targets,” “objectives,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus, and in particular those factors included in the sections entitled “Risk Factors” in this prospectus and in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q filed for the periods ended March 31, 2025, June 30, 2025, and September 30, 2025 and other filings we make with the SEC from time to time, which are on file with the SEC and incorporated herein by reference.
Forward-looking statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate, and management’s beliefs and assumptions are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. You should refer to the “Risk Factors” sections of our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q filed for the periods ended March 31, 2025, June 30, 2025, and September 30, 2025 and other filings we make with the SEC from time to time for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.
Forward-looking statements are subject to a number of risks and uncertainties that could cause actual events to adversely differ from the expectations indicated in these forward-looking statements, including without limitation, the risks and uncertainties described in this prospectus. Actual results could differ materially from those contained in forward-looking statements. Many factors could cause actual results to differ materially from those in forward-looking statements, including those matters discussed below, as well as those listed in the “Risk Factors” section contained herein, in any prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.
We operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for us to predict all risk factors and uncertainties. We may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation, the possibility that regulatory authorities do not accept our application or approve the marketing of our products, the possibility we may be unable to raise the funds necessary for the development and commercialization of our products, and those described in our filings with the SEC.
These risks include, among other things, that:
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Our near-term prospects are highly dependent on revenues from a single product, the Aquadex System. We face significant challenges in expanding market acceptance of the Aquadex System, which could adversely affect our potential sales.

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We have limited history of operations and limited experience in sales and marketing, and we might be unsuccessful in increasing our sales and cannot assure you that we will ever generate substantial revenue or be profitable.

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We have incurred operating losses since our inception and anticipate that we will continue to incur operating losses in the near-term. To date, we have been funded by equity financings, and although we believe that we will be able to successfully fund our operations, there can be no assurance that we will be able to do so or that we will ever operate profitably.

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We may need to raise additional capital to fund our operations. If additional capital is not available, we will have to delay, reduce or cease operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern through the next twelve months.

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We have previously identified a material weakness in connection with our internal control over financial reporting which, if not remediated, could adversely affect our business, reputation and stock price.

•	Nasdaq may delist our common stock from its exchange which could limit your ability to make transactions in our securities and subject us to additional trading restrictions.
•	Sales of a substantial number of shares of our common stock by our stockholders in the public market could cause our stock price to fall.
•	We depend on a limited number of customers, the loss of which, or failure of which to order our products in a particular period, could cause our revenues to decline.
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We have limited commercial manufacturing experience and we recently outsourced our manufacturing to a Minnesota-based contract manufacturer which could experience difficulty in producing commercial volumes of the Aquadex System and related components.

•	We, and our contract-manufacturer, depend upon third-party suppliers, including single source suppliers, making us vulnerable to supply problems and price fluctuations.
•	If we cannot develop adequate distribution, customer service and technical support networks, then we may not be able to market and distribute the Aquadex System effectively and our sales will suffer.
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We compete against many companies, some of which have longer operating histories, more established products and greater resources than we do, which may prevent us from achieving further market penetration or improving operating results.

•	Significant additional governmental regulation could subject us to unanticipated delays which would adversely affect our sales.
•	Product defects, resulting in lawsuits for product liability, could harm our business, results of operations and financial condition.
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If we violate any provisions of the Federal Food, Drug, and Cosmetic Act or any other statutes or regulations, then we could be subject to enforcement actions by the FDA or other governmental agencies.

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We cannot assure you that our products will be safe or that there will not be serious injuries or product malfunctions. Further, we are required under applicable law to report any circumstances relating to our medically approved products that could result in deaths or serious injuries. These circumstances could trigger recalls, class action lawsuits and other events that could cause us to incur expenses and may also limit our ability to generate revenues from such products.

•	If we acquire other businesses, products or technologies, we could incur additional impairment charges and will be subject to risks that could hurt our business.
•	We may not be able to protect our intellectual property rights effectively, which could have an adverse effect on our business, financial condition or results of operations.
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Security breaches, loss of data and other disruptions could compromise sensitive information related to our business or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.

•	The rights of holders of our capital stock will be subject to, and could be adversely affected by, the rights of holders of our outstanding preferred stock and stock that may be issued in the future.
You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the Registration Statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and achievements may be different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS
We are not selling any shares of common stock under this prospectus and we will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the selling stockholders. We expect that the selling stockholders will sell their shares of common stock as described under “Plan of Distribution.” However, we will receive proceeds from the exercise of the Warrants by the selling stockholders to the extent they are exercised for cash. We estimate that the net proceeds that we would receive from the exercise of the Warrants, assuming all the Warrants are exercised at their respective exercise prices, will be approximately $13 million.
We do not know, however, whether any of the Warrants will be exercised or, if any of the Warrants are exercised, when they will be exercised. It is possible that the Warrants will expire and never be exercised (other than the January Pre-Funded Warrants which do not have an expiration date). There are circumstances under which the Warrants may be exercised on a cashless basis. In these circumstances, even if the Warrants are exercised, we may not receive any proceeds, or the proceeds that we do receive may be significantly less than what we might expect. We intend to use the aggregate net proceeds from the exercise of any Warrants for king capital and general corporate purposes. The actual allocation of proceeds realized from the exercise of the Warrants will depend upon the amount and timing of such exercises, our cash position at such time and our working capital requirements.
The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares of common stock. We will bear the costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DESCRIPTION OF PRIVATE PLACEMENT AND WARRANT INDUCEMENT OFFERING
Private Placement
On January 29, 2026, we entered into a securities purchase agreement (the “Private Placement Purchase Agreement”) with Armistice in connection with the Private Placement for the offer, issuance and sale of (i) 994,537 of the January 2026 Pre-Funded Warrants to purchase up to 994,537 shares (the “Pre-Funded Warrant Shares”) of our common stock and (ii) 1,989,074 Private Placement Warrants to purchase up to 1,989,074 shares of common stock (the “Common Warrant Shares” and together with the Pre-Funded Warrant Shares and the January 2026 Pre-Funded Warrants, the “Securities”) for a combined purchase price of $3.09.
The Private Placement Purchase Agreement contains customary representations, warranties and agreements by the Company, indemnification obligations of the Company, other obligations of the parties and termination provisions.
The gross proceeds from the Private Placement to us were approximately $3.1 million, before deducting the placement agent’s fees and related offering expenses. The Private Placement closed on January 30, 2026.
January Warrant Inducement Offering
We previously issued and sold, in a registered public offering, 2,580,667 shares of common stock, and pre-funded warrants to purchase 14,085,998 shares of common stock, in each case with accompanying Series A Warrants to purchase up to 49,999,995 shares of common stock and Series B Warrants to purchase up to 16,666,665 shares of common stock with gross proceeds of approximately $5.0 million (the Series A Warrants and Series B Warrants, collectively, the “June 2025 Warrants”). Also, we previously issued and sold, in a best efforts registered public offering, 8,419,996 shares of the common stock, pre-funded warrants to purchase up to an aggregate of 2,830,004 shares of common stock and common warrants (the “April 2024 Warrants”) to purchase up to an aggregate of 16,875,000 shares of common stock.
On November 5, 2024, we entered into warrant inducement offer letters with certain investors to immediately exercise approximately 1.8 million of the April 2024 Warrants held by such investors and we issued to the investors a new Series I Common Stock Purchase Warrant (the “Series I Warrant”) and a new Series II Common Stock Purchase Warrant (“Series II Warrant”), in each case, to purchase up to a number of shares of common stock equal to 100% of the number of shares of Common Stock issued pursuant to the immediate exercise of the corresponding April 2024 Warrants (the “Series I Warrants and Series II Warrants, collectively, the “November 2024 Warrants”).
On January 29, 2026, we entered into the Inducement Agreement with Armistice to immediately exercise the remaining June 2025 Warrants and November 2024 Warrants held by Armistice at a reduced exercise price of $2.84 and we issued to the investor the January Inducement Warrants to purchase up to 1,247,170 shares of common stock, which number was equal to 200% of the number of shares of common stock issued pursuant to the immediate exercise of the corresponding June 2025 Warrants and November 2024 Warrants. The January Inducement Warrants have an exercise price of $2.84 per share, will be exercisable immediately upon issuance, and will expire upon the five-year anniversary of the date that the registration statement of which this prospectus forms a part becomes effective (the “Effective Date”).
We received aggregate gross proceeds of approximately $2 million from the exercise of the June 2025 Warrants and November 2024 Warrants resulting in the issuance of up to an aggregate of 623,585 shares of common stock, subject to application of applicable beneficial ownership blockers.
The January Inducement Warrants, and the shares underlying such warrants were being issued in a private placement pursuant to Section 4(a)(2) of the Securities Act and were issued unregistered.
Subject to certain exceptions, for a period of forty-five (45) days following the Effective Date, we agreed not to issue any shares of common stock or securities convertible into or exercisable or exchangeable for, or that would otherwise entitle the holder thereof to receive, common stock. Also, from the date of pricing until three months following the Effective Date, we are prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its subsidiaries of common stock or common stock equivalents (or a combination of units thereof) involving a defined “Variable Rate Transaction,” subject to certain exceptions.
Ladenburg Thalmann & Co. Inc. acted as our exclusive placement agent (the “Placement Agent”) in connection with the Private Placement and the Warrant Inducement pursuant to a placement agency agreement (the

“Placement Agency Agreement”), dated as of January 29, 2026, pursuant to which we agreed to pay the Placement Agent a cash fee equal to 8.0% of the gross proceeds of the Private Placement and to reimburse the Placement Agent for out-of-pocket expenses of up to $90,000.
The Placement Agent acted as our exclusive warrant inducement agent in connection with the January Inducement Offer. We also agreed to pay the Placement Agent an aggregate cash fee equal to 8.0% of the gross proceeds received by the Company from the January Inducement Offer.
Further, we issued to the Placement Agent, or its designees, January PA Warrants to purchase up to 48,544 shares of our common Stock as part of the compensation payable to the Placement Agent in connection with the Private Placement and January Inducement Offer. The January PA Warrants have substantially the same terms as the January Inducement Warrants described above, except that the Placement Agent Warrants have an exercise price of $5.0985 per share.
Registration Rights Agreement
In connection with the Private Placement, we entered into a registration rights agreement (the “Registration Rights Agreement”) with Armistice pursuant to which we are required to prepare and file with the SEC one or more registration statements (a “Registration Statement”) to register for resale the Securities sold in the Private Placement within fifteen (15) days of January 29, 2026.
Additionally, as part of the Inducement Agreement, we agreed to file a registration statement on Form S-3 (or other appropriate form if we are not then eligible to register securities on Form S-3) providing for the resale by the Holders of the shares of common stock issued and issuable upon exercise of the January Inducement Warrants.
We also agreed to use commercially reasonable efforts to cause such Registration Statement to become effective within forty-five (45) days (or sixty (60) days if the SEC notifies the Company that it will “review” the Registration Statement) following the initial filing of such Registration Statement and to keep such Registration Statement continuously effective under the Securities Act until the date that all securities covered by such registration statement have been sold or are otherwise able to be sold pursuant to Rule 144.

SELLING STOCKHOLDERS
The shares of common stock being offered by the selling stockholders are those issuable to the selling stockholders, upon exercise of the January 2026 Pre-Funded Warrants, the Private Placement Warrants, January Inducement Warrants and/or the January PA Warrants.
We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. The selling stockholders may sell all, some or none of their shares of common stock in this offering. For additional information, see the section titled “Plan of Distribution” beginning on page 13 of this prospectus.
The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by the selling stockholders as of January 31, 2026. The number of shares of our common stock outstanding as of January 31, 2026 was 1,873,892. The second column lists the number of shares of common stock beneficially owned by the selling stockholders prior to the offering, based on their respective ownership of the shares of common stock and securities convertible into shares of common stock within 60 days of January 31, 2026. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders. The fourth and fifth columns list the number of shares of common stock owned after the offering and the percentage of common stock owned after the offering, assuming in both cases, the exercise of all of the January 2026 Pre-Funded Warrants, Private Placement Warrants, January Inducement Warrants and/or the January PA Warrants, respectively, on that date, without regard to any limitations on the exercise of the Warrants being registered hereto and the sale of all of the shares of common stock offered by the selling stockholders pursuant to this prospectus. Except as otherwise indicated below, based on the information provided to us by the selling stockholders.
The selling stockholders may sell some, all or none of the shares of common stock issuable upon exercise of the January 2026 Pre-Funded Warrants, Private Placement Warrants, January Inducement Warrants and/or the January PA Warrants. We do not know how long the selling stockholders will hold such shares of common stock before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares of common stock.

Name of Selling Stockholder		Number of shares of common stock beneficially owned prior to the offering	Maximum number of shares of common stock to be sold pursuant to this prospectus	Number of shares of common stock beneficially owned after the offering	Percentage of shares of common stock beneficially owned after the offering (%)
(1)	Armistice Capital, LLC	187,000	4,230,781	187,000	*
(2)	Ladenburg Thalmann & Co. Inc.	12,567	19,418	12,567	*
(3)	Nicholas Stergis	755	21,481	755	*
(4)	David Coherd	—	4,369	—	*
(5)	Daniel Daley	—	1,092	—	*
(6)	Andrew Moorefield	90	2,184	90	*

*	Indicates beneficial ownership of less than one percent.
(1)
The shares of common stock registered hereby were acquired in the Private placement and Warrant Inducement Offering and consist of (i) up to 994,537 shares of common stock issuable upon the exercise of January 2026 Pre-Funded Warrants, (ii) up to 3,236,244 shares of our common stock issuable upon the exercise of Private Placement Warrants, and (iii) 1,247,170 shares of common stock issuable upon the exercise of January Inducement Warrants, all of which are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Securityholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The Selling Stockholder has 436,585 shares of the Company’s common stock held in abeyance with the Company’s transfer agent, as a result of beneficial ownership blockers. The shares held in abeyance are not included in the amount of shares in the table above. The shares of common stock are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (“Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital has sole voting and dispositive control of the shares reported herein. The address of Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(2)
The shares of common stock registered hereby were acquired in the Private Placement and the Warrant Inducement Offering. The January PA Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Securityholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. Ladenburg Thalmann & Co. Inc. is a registered broker dealer with a registered address 640 Fifth Avenue, 4th Floor, New York, NY 10019, and has sole voting and dispositive power over the securities held.

(3)
The shares of common stock registered hereby were acquired in the Private Placement and the Warrant Inducement Offering. The January PA Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Securityholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. Mr. Stergis is affiliated with Ladenberg Thalmann & Co. Inc., a registered broker dealer with a registered address 640 Fifth Avenue, 4th Floor, New York, NY 10019, and has sole voting and dispositive power over the securities held. The Selling Stockholder acquired the January PA Warrants in the ordinary course of business and, at the time the January PA Warrants were acquired, the Selling Stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(4)
The shares of common stock registered hereby were acquired in the Private Placement and the Warrant Inducement Offering. The January PA Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Securityholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. Mr. Coherd is affiliated with Ladenberg Thalmann & Co. Inc., a registered broker dealer with a registered address 640 Fifth Avenue, 4th Floor, New York, NY 10019, and has sole voting and dispositive power over the securities held. The Selling Stockholder acquired the January PA Warrants in the ordinary course of business and, at the time the January PA Warrants were acquired, the Selling Stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(5)
The shares of common stock registered hereby were acquired in the Private Placement and the Warrant Inducement Offering. The January PA Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Securityholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. Mr. Daley is affiliated with Ladenberg Thalmann & Co. Inc., a registered broker dealer with a registered address 640 Fifth Avenue, 4th Floor, New York, NY 10019, and has sole voting and dispositive power over the securities held. The Selling Stockholder acquired the January PA Warrants in the ordinary course of business and, at the time the January PA Warrants were acquired, the Selling Stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(6)
The shares of common stock registered hereby were acquired in the Private Placement and the Warrant Inducement Offering. The January PA Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Securityholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. Mr. Moorefield is affiliated with Ladenberg Thalmann & Co. Inc., a registered broker dealer with a registered address 640 Fifth Avenue, 4th Floor, New York, NY 10019, and has sole voting and dispositive power over the securities held. The Selling Stockholder acquired the January PA Warrants in the ordinary course of business and, at the time the January PA Warrants were acquired, the Selling Stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

Material Relationships with Selling Stockholders
As discussed in greater detail above under the section of this prospectus entitled “Description of Private Placement and Warrant Inducement Offering” we entered into agreements with the selling stockholders pursuant to which they acquired the January 2026 Pre-Funded Warrants, the Private Placement Warrants, the January Inducement Warrants and/or the January PA Warrants, as applicable, and agreed, pursuant to a registration rights agreement or as part of the Inducement Letter to file a registration statement to enable the resale of the shares of common stock issuable upon the exercise of the respective Warrants.
Except for Ladenburg Thalman & Co. Inc. who served as our placement agent with respect to the offerings whereby we issued the June 2025 Warrants and the November 2024 Warrants, as well as placement agent or underwriter in a number of our prior offerings, none of the selling stockholders nor any persons having control over such selling stockholders have held any position or office with us or our affiliates within the last three years nor has had a material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of the ownership of our shares or other securities.

PLAN OF DISTRIBUTION
We are registering the shares of the common stock issuable upon exercise of the Warrants held by the selling stockholders to permit the resale of these shares of common stock by the holders of the shares of the common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of the common stock. We will bear all fees and expenses incident to our obligation to register the shares of the common stock issuable upon exercise of the Warrants.
Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such shares of common stock at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.
The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF OUR CAPITAL STOCK
The following summary descriptions of our common stock, preferred stock and warrants are based on the provisions of our certificate of incorporation and bylaws, and the applicable provisions of the Delaware General Corporation Law. This information may not be complete in all respects and is qualified in its entirety by reference to the provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our certificate of incorporation and bylaws, see the information below under the heading “Where You Can Find Additional Information.”
Common Stock
Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 40,000,000 shares of preferred stock, par value $0.0001 per share, 30,000 of which are designated as Series A Junior Participating Preferred Stock, 18,000 of which are designated Series F Convertible Preferred Stock (the “Series F Preferred Stock”), 100 of which are designated Series F-1 Convertible Preferred Stock, and 600,000 of which are designated Series J Convertible Preferred Stock (the “Series J Convertible Preferred Stock”) as of January 31, 2026. Once shares of Series F Preferred Stock, Series F-1 Preferred Stock, and Series J Preferred Stock are converted, redeemed or reacquired by us, such shares shall resume the status of authorized but unissued shares of undesignated preferred stock.
As of January 31, 2026, we had (i) 1,873,892 outstanding shares of common stock, (ii) 27 outstanding shares of Series F Preferred Stock, which, at the currently applicable conversion price, would convert into 10,719 shares of common stock, subject to future adjustment, (iii) 34 outstanding shares of Series F-1 Preferred Stock, which, at the currently applicable conversion price, would convert into 13,498 shares of common stock, subject to future adjustment, (iv) 137 outstanding shares of Series J Convertible Preferred Stock, which, at the currently applicable conversion price, would convert into 81 shares of common stock, subject to future adjustment, (iv) outstanding warrants to purchase 47 shares of Series J Convertible Preferred Stock, (v) outstanding options to acquire 4,446 shares of our common stock and (v) outstanding warrants to purchase 4,990,002 shares of our common stock.
The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our certificate of incorporation, bylaws and certificate of designation of preferences, rights and limitations of Series F Preferred Stock and Series J Preferred Stock, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of the DGCL.
Dividends
Holders of our common stock are entitled to receive dividends when and as declared by our board of directors out of funds legally available.
Voting
Holders of our common stock are entitled to one vote for each share on each matter properly submitted to our stockholders for their vote; provided however, that except as otherwise required by law, holders of our common stock will not be entitled to vote on any amendment to our certificate of incorporation (including any certificate of designation filed with respect to any series of preferred stock) that relates solely to the terms of a series of outstanding preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to our certificate of incorporation (including any certificate of designation filed with respect to any series of preferred stock).
Subject to the voting restrictions described above, holders of our common stock may adopt, amend or repeal our bylaws and/or alter certain provisions of our certificate of incorporation with the affirmative vote of the holders of at least 66 2∕3% of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, in addition to any vote of the holders of a class or series of our stock required by law or our certificate of incorporation. Those provisions of our certificate of incorporation that may be altered only by the super-majority vote described above relate to:
•	the number of directors on our board of directors, the classification of our board of directors and the terms of the members of our board of directors;
•
the limitations on removal of any of our directors described below under “Description of our Capital Stock – Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law;”

•	the ability of our directors to fill any vacancy on our board of directors by the affirmative vote of a majority of the directors then in office under certain circumstances;
•	the ability of our board of directors to adopt, amend or repeal our bylaws and the super-majority vote of our stockholders required to adopt, amend or repeal our bylaws described above;
•
the limitation on action of our stockholders by written action described below under “Description of Capital Stock – Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law;”

•	the choice of forum provision described below under “Description of our Capital Stock – Choice of Forum;”
•	the limitations on director liability and indemnification described below under the heading “Description of our Capital Stock – Limitation on Liability of Directors and Indemnification;” and
•	the super-majority voting requirement to amend our certificate of incorporation described above.
Conversion, Redemption and Preemptive Rights
Holders of our common stock do not have any conversion, redemption or preemptive rights pursuant to our organizational documents.
Liquidation, Dissolution and Winding-up
In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors and the aggregate of any liquidation preference pursuant to the terms of any certificate of designations filed with respect to any series of preferred stock, including our outstanding Series F Preferred Stock, Series F-1 Preferred Stock, and Series J Preferred Stock.
Listing
Our common stock is listed on the Nasdaq Capital Market under the symbol “NUWE.”
Preferred Stock
We may issue any class of preferred stock in any series. Our board of directors has the authority to establish and designate series, and to fix the number of shares included in each such series and to determine or alter for each such series, such voting powers, designation, preferences, and relative participating, optional, or other rights and such qualifications, limitations or restrictions thereof. Our board of directors is not restricted in repurchasing or redeeming such stock while there is any arrearage in the payment of dividends or sinking fund installments. Our board of directors is authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. The number of authorized shares of preferred stock may be increased or decreased, but not below the number of shares thereof then outstanding, by the affirmative vote of the holders of a majority of the common stock, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of preferred stock.
Prior to issuance of shares of any series of preferred stock, our board of directors is required by Delaware law to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Any shares of preferred stock will, when issued, be fully paid and non-assessable.
Description of Outstanding Warrants
As of January 31, 2026, there were warrants outstanding to purchase a total of 4,990,002 shares of our common stock, which were exercisable at prices ranging from $2.84 to $36,750 and are exercisable over a period ranging from immediate to 5.0 years. Certain of these warrants have a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the warrant after deduction of the aggregate exercise price. Each of these warrants also contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the event of dividends, share splits, reorganizations and reclassifications and consolidations. Certain of these warrants provide that, subject to limited exceptions, a holder will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own over 4.99% of our then outstanding common stock following such exercise; provided, however, that upon prior notice to us, the warrant holder may increase its ownership, provided that in no event will the ownership exceed 9.99%.
Anti-Takeover Effects of Certain Provisions of Our Fourth Amended and Restated Certificate of Incorporation and Third Amended and Restated Bylaws and Delaware Law
Certain provisions of our certificate of incorporation and bylaws may be considered to have an anti-takeover effect, such as those provisions:
•
providing for our board of directors to be divided into three classes with staggered three-year terms, with only one class of directors being elected at each annual meeting of our stockholders and the other classes continuing for the remainder of their respective three-year terms;

•
authorizing our board of directors to issue from time to time any series of preferred stock and fix the voting powers, designation, powers, preferences and rights of the shares of such series of preferred stock;

•	prohibiting stockholders from acting by written consent in lieu of a meeting;
•	requiring advance notice of stockholder intention to put forth director nominees or bring up other business at a stockholders’ meeting;
•	requiring a 66 2∕3% super-majority stockholder approval in order for stockholders to alter, amend or repeal certain provisions of our certificate of incorporation;
•	requiring a 66 2∕3% super-majority stockholder approval in order for stockholders to adopt, amend or repeal our bylaws;
•
providing that, subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, neither the board of directors nor any individual director may be removed without cause;

•
creating the possibility that our board of directors could prevent a coercive takeover of our Company due to the significant amount of authorized, but unissued shares of our common stock and preferred stock;

•
providing that, subject to the rights of the holders of any series of preferred stock, the number of directors shall be fixed from time to time exclusively by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

•
providing that any vacancies on our board of directors under certain circumstances will be filled only by a majority of our board of directors then in office, even if less than a quorum, and not by the stockholders.

Delaware Law
We are also subject to Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:
•	prior to that date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding

(but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to that date, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:
•	any merger or consolidation involving the corporation or a direct or indirect majority-owned subsidiary of the corporation and the interested stockholder;
•
any sale, lease, mortgage, pledge transfer, or other disposition of the assets of the corporation or direct or indirect majority-owned a subsidiary of the corporation to or with the interested stockholder, which assets have an aggregate value equal to 10% or more of the fair value of the assets on a consolidated basis or the aggregate market value of the outstanding stock of the corporation;

•
subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or a direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or subsidiary to the interested stockholder;

•
any transaction involving the corporation or direct or indirect majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation or the subsidiary beneficially owned by the interested stockholder; or

•
the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation or direct or indirect majority-owned subsidiary of the corporation.

In general, Section 203 of the DGCL defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.
The above-summarized provisions of our certificate of incorporation and bylaws and the above-summarized provisions of the DGCL could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Choice of Forum
Our Fourth Amended and Restated Certificate of Incorporation, as amended, provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL; or any action asserting a claim against us that is governed by the internal affairs doctrine. These provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Our Fourth Amended and Restated Certificate of Incorporation, as amended, will further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, subject to applicable law. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions. Our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.
The provisions of the DGCL, our Fourth Amended and Restated Certificate of Incorporation, as amended, and our Second Amended and Restated Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitation on Liability of Directors and Indemnification
Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:
•	breach of their duty of loyalty to us or our stockholders;
•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or redemption of shares as provided in Section 174 of the DGCL; or
•	transaction from which the directors derived an improper personal benefit.
These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.
Our bylaws provide that we will indemnify and advance expenses to our directors and officers to the fullest extent permitted by law or, if applicable, pursuant to indemnification agreements. They further provide that we may choose to indemnify our other employees or agents from time to time. Subject to certain exceptions and procedures, our bylaws also require us to advance to any person who was or is a party, or is threatened to be made a party, to any proceeding by reason of the person’s service as one of our directors or officers all expenses incurred by the person in connection with such proceeding.
Section 145(g) of the DGCL and our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our bylaws permit indemnification. We maintain a directors’ and officers’ liability insurance policy.
We entered into indemnification agreements with each of our directors and executive officers that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf and, subject to certain exceptions and procedures, that we will advance to them all expenses that they incur in connection with any proceeding to which they are, or are threatened to be made, a party.
At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Registration Rights - 2026 Registration Rights Agreement
See the section herein entitled “Description of Private Placement and Warrant Inducement Offering – Registration Rights Agreement” for additional information.

LEGAL MATTERS
The validity of the issuance of the securities offered hereby will be passed upon for us by Honigman LLP, Kalamazoo, Michigan.
EXPERTS
Baker Tilly US, LLP, our independent registered public accounting firm, has audited our consolidated financial statements as of and for the years ended December 31, 2024 and 2023 included in our Annual Report on Form 10-K for the year ended December 31, 2024, which are incorporated by reference into this prospectus and elsewhere in the registration statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We file reports, proxy statements and other information with the SEC in accordance with the Exchange Act. Our reports, proxy statements and other information filed with the SEC are available free of charge to the public over the Internet at the SEC’s website at http://www.sec.gov. These documents may also be accessed on our website at www.nuwellis.com. Information contained in, or accessible through, our website is not a part of this prospectus.
As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC's website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SEC rules allow us to “incorporate by reference” into this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference into this prospectus, including the consolidated financial statements, is considered to be part of this prospectus. These documents may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. You should read the information incorporated by reference because it is an important part of this prospectus.
This prospectus incorporates by reference the documents listed below, other than those documents or the portions of those documents deemed to be furnished and not filed in accordance with SEC rules:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 11, 2025;
•	our definitive proxy statement for our 2025 Annual Meeting of Stockholders filed with the SEC on April 14, 2025;
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our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 13, 2025, for the quarter ended June 30, 2025, filed with the SEC on August 14, 2025, and for the quarter ended September 30, 2025, filed with the SEC on November 12, 2025;

•
our Current Reports on Form 8-K filed with the SEC on February 24, 2025, May 12, 2025, May 22, 2025, June 9, 2025, June 23, 2025, July 2, 2025, July 23, 2025, August 4, 2025, August 19, 2025, August 21, 2025, September 3, 2025, September 9, 2025, September 18, 2025, September 30, 2025, October 8, 2025, January 23, 2026, and January 30, 2026;

•
the description of our common stock in our registration statement on Form 10 filed with the SEC on September 30, 2011, including any amendments or reports filed for the purpose of updating such description; and

•
all reports and other documents we subsequently file with the SEC pursuant to the Exchange Act after the date of this Registration Statement, of which this prospectus is a part, and prior to the effectiveness of this Registration Statement.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or document that is not deemed filed under such provisions, (i) on or after the date of the initial filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (ii) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or this prospectus has been withdrawn, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents. The information in documents that we file in the future will update and supersede the information currently included and incorporated by reference in this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or 7.01 of Form 8-K.
These documents may also be accessed on our website at https://www.nuwellis.com/. Information contained in, or accessible through, our website is not a part of this prospectus.
We will provide without charge to each person, including any beneficial owners, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all reports or documents referred to above which have been or may be incorporated by reference into this prospectus but not delivered with this prospectus, excluding exhibits to those reports or documents unless they are specifically incorporated by reference into those documents. You may request a copy of these documents by writing or telephoning us at the following address:
Nuwellis, Inc.
12988 Valley View Road
Eden Prairie, Minnesota 55344
(952) 345-4200
ir@nuwellis.com
Attention: Carisa Schultz
Chief Financial Officer

4,279,325 Shares of Common Stock

Offered by the Selling Stockholders

PROSPECTUS

February 9, 2026